Exhibit 10.30

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to that certain employment letter dated as of March 2, 2004 (the “Employment Agreement”), by and between Alliance Gaming Corporation, a Nevada corporation (the “Company”‘), and Robert Luciano (“Luciano”), is made and entered into as of April 13, 2005 (the “Effective Date”) by and between the Company and Luciano (the “Amendment”).

WHEREAS, the Employment Agreement provides for Luciano’s employment by Bally Gaming, Inc. (“Bally”), as Executive Vice President of Bally and President of Sierra Design Group; and

WHEREAS, the Company and Luciano desire to amend the Employment Agreement to reflect Luciano’s new title, to assign to Luciano all of the rights, title and interest in certain patents, and to provide for the grant to Luciano of options to acquire shares of the Company’s common stock under the Company’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”).

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             Position and Title. From and after the Effective Date, Luciano’s position, title and duties shall be: Chief Technology Officer of Bally, reporting to the President of Bally, with such duties as may be assigned by the President of Bally. In addition, from and after the Effective Date, all references in the Employment Agreement to Sierra Design Group shall, to the extent applicable, be deemed references to Bally.

2.             Assignment of Golf Ball Patents and Related Technology. Notwithstanding anything in the Employment Agreement to the contrary, and subject to any approval of the Company’s lenders that may be required for such an assignment, Bally shall assign to Luciano all of the rights, title and interest in and to the patents listed on Exhibit A hereto, each of which was acquired by the Company in connection with its acquisition of Sierra Design Group on March 2, 2004, and any similar or related patents or technology involving the tracking or detection of golf balls in non-casino gaming applications.

3.             Exclusivity. While employed by Bally, Luciano shall devote his full business time, best efforts, energies, attention and ability to the business and interests of the Bally; except that Luciano may devote a portion of his business time to other ventures in accordance with the following schedule:

(a)           from and after the Effective Date and until December 31, 2005, Luciano may devote up to 10% of his business time to interests other than the business of Bally;

(b)           from and after December 31, 2005, and until December 31, 2007, Luciano may devote up to 20% of his business time to interests other than the business of Bally;

(c)           from and after December 31, 2007, Luciano may devote up to 30% of his business time to interests other than the business of Bally.

The parties hereto agree that nothing herein shall change the at-will nature of Luciano’s employment relationship with Bally or limit the ability of Luciano or Bally to terminate Luciano’s employment with Bally at any time with or without cause. In addition, (i) nothing herein shall limit or be deemed a waiver of the covenant not to compete set forth in the Employment Agreement and in the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated November 10, 2003, by and among the Company, Sierra Design Group, Luciano and certain other parties thereto (the “Non-Competition Covenants”) and (ii) Luciano agrees to provide Bally with a written representation letter at least once every six months from and after the Effective Date describing any of Luciano’s outside business interests and affirming and representing that Luciano’s involvement in such interests does not violate any of the Non-Competition Covenants.

4.             Expenses.    Bally shall reimburse Luciano for reasonable expenses incurred by Luciano for meals while traveling in Las Vegas, Nevada, and (b) for maintaining an automobile for business purposes in Las Vegas, Nevada. In addition, Bally shall reimburse Luciano for reasonable travel expenses incurred by Luciano’s wife for travel between Reno, Nevada and Las Vegas, Nevada, to the extent Bally determines that such travel reduces the need for Luciano to travel to Reno, Nevada. Any reimbursement of expenses pursuant to this Amendment shall be contingent upon presentation by Luciano of itemized accounts of such expenditures in accordance with the expense reimbursement policies of Bally, as in effect from time to time.

5.             Additional Non-Competition Period. At any time while Luciano is employed by Bally or at any time during the Non-Competition Period (as defined in the Employment Agreement), Bally may, in its sole discretion, elect to extend the duration of the Non-Competition Period by an additional 12 months beyond its then current term by agreeing (i) to pay to Luciano an additional $250,000, payable in equal installments over such 12-month extension period and (ii) that, if such election occurs in connection with and prior to a termination of Luciano’s employment by Bally without cause (as defined in the Employment Agreement), any options to acquire shares of the Company’s common stock then held by Luciano will continue to vest in accordance with their vesting schedule for one additional year beyond Luciano’s termination of employment with Bally.

6.             Stock Options.

(a)           On January 18, 2005, the Company granted Luciano a non-statutory stock option to acquire 600,000 shares of the Company’s common stock under the Plan (the “Initial Option”), at an exercise price per share equal to the fair market value of a share of the Company’s common stock as of January 18, 2005 (as determined in accordance with the Plan). The Initial Option shall vest over five years from the date of grant, with 20% of the shares covered thereby vesting on each of the first five anniversaries of January 18, 2005, subject to Luciano’s continued employment with the Company through each such vesting date.

(b)           In addition to the Initial Option, so long as Luciano is continuously employed by the Company through July 1, 2005, the Company shall grant to Luciano on July 1, 2005 (or as soon as practicable thereafter), a non-statutory stock option to acquire an additional 600,000 shares of the Company’s common stock under the Plan (the “Additional Option”), at an exercise price per share equal to the fair market value of a share of the Company’s common stock as of the date of grant of the Additional Option (as determined in accordance with the Plan). The Additional Option shall vest (i) with respect to 20% of the shares covered thereby on each of the first four anniversaries of July

2005, and (ii) with respect to the remaining 20% of the shares covered thereby on the fifth anniversary of the Effective Date, in each case, subject to Luciano’s continued employment with the Company through each such vesting date.

(c)           In the event that Luciano’s employment is terminated by Bally without cause (as defined in the Employment Agreement), the then vested and outstanding portion of any options to acquire shares of the Company’s common stock granted to Luciano shall remain outstanding and exercisable until the first anniversary of the date of termination, but in no event beyond the term of such options, at which time the unexercised portion of any such options shall expire. For the avoidance of doubt, the unvested portion of any options to acquire shares of the Company’s common stock held by Luciano at the time of the termination of his employment shall terminate and expire as of such termination of employment.

(d)           Other than as expressly set forth herein, the Initial Option and the Additional Option, when granted, shall be subject to all of the applicable terms and conditions of the Plan.

7.             Except as expressly modified by this Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Luciano have duly executed this Amendment as of the date first above written.

ALLIANCE GAMING CORPORATION

By:	/s/ Richard Haddrill	/s/ Robert Luciano
	Richard Haddrill, President	Robert Luciano

EXHIBIT A

Golf Ball Patent Applications

TITLE	SERIAL NUMBER	FILING DATE
Enhanced Golf Range Play Using RFID and GPS	10/057,007	01/24/2002
Target-Based Wagering System and Method	10/087,378	03/01/2002